POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, William A. Swanston, do constitute and appoint Terry F. Schwartz and Howell S. Arnold, and either of them acting alone, my true and lawful attorneys-in-fact, with full power of substitution, for me in any and all capacities, to sign, pursuant to the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any report on Form 4 or Form 5 respecting the securities of America's Car-Mart, Inc. (the "Company") and to file the same with the Securities and Exchange Commission (the "SEC"), together with all exhibits thereto and other documents in connection therewith, and to sign on my behalf and in my stead, in any and all capacities, any amendments to said reports, incorporating such changes as said attorneys-in-fact deem appropriate, hereby ratifying and confirming all that said attorneys-in-fact may do or cause to be done by virtue hereof.
The authority of my attorneys-in-fact shall be effective as long as I am required to file reports under Section 16(a) of the Exchange Act.
I acknowledge that I have granted this power of attorney solely to make it more convenient for me to comply with my reporting responsibilities under Section 16 of the Exchange Act, that my granting of this power of attorney does not relieve me of any of my responsibilities to prepare and file on a timely basis all reports that I may be required to file under said Section 16(a), and that neither the Company nor my attorneys-in-fact have assumed, or shall be deemed to assume, any of my responsibilities in that regard.
This Power of Attorney revokes all previously filed Powers of Attorney regarding my filings under said Section 16(a).
IN WITNESS WHEREOF, I have hereunto set my hand and seal this __25__ day of October, 2006.
/s/ William A. Swanston
Signature
William A. Swanston
Print Name